G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. REPORTS SECOND QUARTER RESULTS

—Raises Fiscal Year 2007 EPS Guidance—

New York, New York — September 7, 2006 — G-III Apparel Group, Ltd. (Nasdaq: GIII) today announced operating results for the second quarter of fiscal 2007.

For the three-month period ended July 31, 2006, G-III reported net sales of $69.1 million and a net loss of $1.7 million, or $0.14 per share, compared to net sales of $54.6 million and a net loss of $301,000, or $0.03 per share, during the comparable period last year. This compares to the Company’s previous guidance for the second quarter of a net loss between $0.30 and $0.35 per share.

For the six-month period ended July 31, 2006, the Company reported net sales of $83.5 million and a net loss of $10.6 million, or $0.85 per share, compared to net sales of $68.3 million and a net loss of $5.0 million, or $0.45 per share, during the comparable period last year. The seasonal loss in the second quarter and first six months of fiscal 2007 was higher than last year primarily due to the inclusion of the results of the two companies acquired in July 2005.

All share and per share data in this release have been retroactively adjusted for the Company’s three for two stock split effective March 28, 2006.

Morris Goldfarb, G-III’s Chief Executive Officer, said, ‘‘We continue to see broad-based strength in our business. In addition to a strong outerwear business across our portfolio of licenses, we are very excited about our recent initiatives in the women’s suit, dress, and sportswear categories. We believe that we are continuing on the path toward transforming our business into a highly diversified, all season apparel company.’’

Mr. Goldfarb continued, ‘‘As we approach our key shipping season for the outerwear business, we are encouraged by having booked in excess of 90% of our forecasted revenues for the year. We are focused on executing at a high level and anticipate a good fall and holiday season. While the retail environment remains challenging, we believe that our product lines are well positioned and that we have an opportunity to post strong financial results.’’

Mr. Goldfarb concluded, ‘‘Our business, has never had more opportunities or been better diversified. We have a powerful combination of branded partners such as Calvin Klein, Sean John, Kenneth Cole and Guess, among others, a solid infrastructure, a stronger balance sheet as a result of our recently completed private placement and excellent relationships with retailers in every tier of distribution. We intend to leverage our strategic position to broaden our business, expand our growth opportunities and drive significant value to our shareholders.’’

Outlook

For the full fiscal year ending January 31, 2007, the Company is now forecasting net sales of approximately $410 million and diluted net income per share between $0.63 and $0.67. This compares to its previous guidance of net sales of approximately $400 million and diluted net income per share between $0.58 and $0.62.

The Company now projects EBITDA to increase 29% to 34%, or to approximately $26 to $27 million, up from $20.1 million in fiscal 2006. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

When comparing guidance for fiscal 2007 to results for fiscal 2006, the Company noted that it completed two acquisitions in July 2005. As a result, the Company’s full year results for fiscal 2006 excluded seasonal losses by the acquired companies in the first half of fiscal 2006, as well as the higher interest expenses and depreciation and amortization costs in fiscal 2007 relating to the acquisitions.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, Izod, and Tommy Hilfiger labels, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and more than 100 U. S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under their own proprietary private labels. G-III owned labels include, among others, Marvin Richards, G-III, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018, and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are ‘‘forward-looking statements’’ as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA

(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Net sales	$69,082	$54,553	$83,471	$68,320
Cost of sales	52,249	41,804	65,959	54,656
Gross profit	16,833	12,749	17,512	13,664
Selling, general and administrative expenses	17,478	12,117	31,817	20,922
Depreciation and amortization	1,112	483	2,197	781
Operating income (loss)	(1,757)	149	(16,502)	(8,039)
Interest and financing charges, net	1,264	527	1,911	530
Loss before income taxes	(3,021)	(378)	(18,413)	(8,569)
Income tax benefit	(1,284)	(77)	(7,826)	(3,599)
Net loss	$(1,737)	$(301)	$(10,587)	$(4,970)
Net loss per common share:
Basic and Diluted	$(0.14)	$(0.03)	$(0.85)	$(0.45)
Weighted average shares outstanding:
Basic and Diluted	12,756,000	11,237,000	12,410,000	11,007,000

Balance Sheet Data (in thousands):	At July 31, 2006	At July 31, 2005
Working Capital	$64,720	$54,120
Cash	728	1,194
Inventory	81,163	72,727
Total Assets	207,154	184,621
Outstanding Borrowings	67,060	77,256
Total Shareholders' Equity	$87,311	$67,416

Prior year share and per share amounts have been retroactively adjusted for a three for two stock split effective March 28, 2006.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)
(Unaudited)

	Forecasted Twelve Months Ended January 31, 2007	Actual Twelve Months Ended January 31, 2006
EBITDA, as defined	$26,000 - $27,000	$20,083
Depreciation and amortization	4,700	3,125
Interest and financing charges, net	6,100	4,349
Income tax expense	6,400 - 6,900	5,517
Net income	$8,800-$9,300	$7,092

EBITDA is a ‘‘non-GAAP financial measure’’ which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.